Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Mitcham Industries, Inc. of our report dated April 9, 2010, relating to our audit of the consolidated financial statements for the year ended January 31, 2010, which appear in the Annual Report on Form 10-K of Mitcham Industries, Inc. for the year ended January 31, 2010.
We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Hein & Associates LLP
Hein & Associates LLP
Houston, Texas
March 18, 2011